Exhibit 23.2

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 – 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Triangle Petroleum Corporation

We consent to the use of our report incorporated by reference herein in the registration statement.

Chartered Accountants

Calgary, Canada

January 27, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.